SPARTECH CORPORATION

               401(k) Savings and Investment Plan







                    Summary Plan Description






























                                                      August 1998
                       TABLE OF CONTENTS


General Information

Introduction

Plan Type

1.   What is a 401(k) Savings and Investment Plan?

Plan Participation

2.   Are all employees eligible to participate in the Plan?

3.   What are the requirements to be eligible to participate in the Plan?

4.   When will I become a participant in the Plan?

Plan Contributions

5.   What types of contributions may be made to the Plan?

6.   Who is responsible for accounting to me for contributions made to the Plan?

7.   What rules govern my Participant Contributions?

8.   What rules govern Employer Profit Sharing Contributions?

9.   What are the requirements to receive an Employer Profit Sharing
     Contribution?

10.  How will my share of Employer Profit Sharing Contributions be determined?

11.  What rules govern Additional Employer Contributions?

12.  What are the requirements to receive an Additional Employer Contribution?

13.  How will my share of Additional Employer Contributions be determined?

14. Am I entitled to receive all Employer Contributions allocated to my Account at time of distribution?

Distributions of Benefits

15.  When am I entitled to receive a distribution?

16.  When will a benefit distribution occur?

17.  May I assign or pledge my interest in the Plan?

18. Who is entitled to receive my Account if I die before distributions commence?

19.  What forms of distribution are available from the Plan?

Investment of Plan Assets

20.  How are Employer and Employee contributions invested?

Withdrawals and Loans

21. May I withdraw my voluntary, after tax contributions I made under the Pawnee Industries, Inc. 401(k) Thrift Plan?

22. Are any of my Participant Contributions available to me prior to retiring, terminating service, becoming disabled, or dying?

23.  Are loans available to participants under this Plan?

Additional Information

24.  May changes be made to the Plan?

25.  Are there other limitations on my rights under the Plan?

26.  Are my benefits guaranteed by the Pension Benefit Guaranty Corporation
     (PBGC)?

27.  As a participant in the Plan, do I have any rights?

28.  How do you make a claim for benefits under the Plan?
GENERAL INFORMATION


Name of Plan:                 SPARTECH CORPORATION
                              401(k) SAVINGS AND INVESTMENT PLAN
                              (the "Plan").

Employer and
Plan Administrator:           Spartech Corporation
Name and Address              7733 Forsyth Boulevard
                              Suite 1450
                              Clayton, MO 63105
Telephone:                    (314) 721-4242
                              (314) 721-1543 (fax)

Employer's Federal Tax
Identification Number:        43-0761773

Plan Number:                  002

Plan Year:     Begins:        January 1
               Ends:          December 31

Original Effective Date:      May 3, 1985

Trustee:
Name and Address:             National City Bank
                              20 Stanwix Street
                              16th Floor
                              Pittsburgh, Pennsylvania  15222
Telephone:                                   (412) 644-8317

Agent for Service
of Legal Process:             Spartech Corporation
                              7733 Forsyth Boulevard
                              Suite 1450
                              Clayton, MO 63105
Telephone:                    (314) 721-4242
                              (314) 721-1543 (fax)
INTRODUCTION

This booklet is intended as a general summary of the provisions of the Spartech Corporation 401(k) Savings and Investment Plan, a retirement plan which has been adopted by your Employer. The Plan is designed to provide you with the opportunity to save for your retirement on a pre-tax basis and to share in your Employer's contributions to the Plan.

This summary highlights the most important provisions of Plan. It has been written in a question and answer format in order to simplify the presentation of the material. In the event of any conflict between this summary and the Plan, the provisions of the Plan will control. A copy of the Plan is available for inspection at your Employer's office.

PLAN TYPE

1.   What is a 401(k) Savings and Investment Plan?

     A 401(k) Savings and Investment Plan is a deferred compensation plan designed to provide retirement income and other benefits. Your Employer will make contributions to a Trust in the amount of the Basic and Voluntary Contributions made by participants (see Question 7). In addition, your Employer may make Employer Matching or Profit Sharing contributions under a formula or method defined in the Plan (see Question 5). An Account will be established in the Trust to identify your share of the assets.

PLAN PARTICIPATION

2.   Are all employees eligible to participate in the Plan?

     All employees of the Employer, after satisfying the requirements described in paragraph 3, are eligible to participate in the Plan unless excluded as a member of any collective bargaining unit.

3.   What are the requirements to be eligible to participate in the Plan?

     If you are an eligible employee, you will be eligible to participate in the Plan after you have met these requirements:

     (a)  attained age 21;

     (b)  completed six consecutive months of service.

     You receive credit for your months of service with the Employer; any subsidiary of the Employer; and the following companies which have been acquired by the Employer: Pawnee Industries, Inc; Portage Industries Corporation; Hamelin Industries, Inc; Preferred Technical Group, Inc; and Plains Plastics, Inc.

4.   When will I become a participant in the Plan?

     If you are in an eligible class of employees (see Question 2), you will become a participant in the Plan on the first day of the month during the Plan Year which occurs after you complete the eligibility requirements (see Question 3). If you were not in an eligible class of employees when first employed, but subsequently become a member of the eligible class, you will participate immediately if you have already completed the eligibility requirements. In either event, you must complete the Plan's Enrollment Application to elect to (or decline to) defer amounts from current compensation (see Question 7), to designate the investment of Plan contributions (see Question 20), and to designate your beneficiary (see Question 18).

     After you become a participant in the Plan, you generally continue to participate as long as you are employed. You would, however, become ineligible to participate if your employment classification changed so that you were no longer a member of an eligible class of employees. In this event, you would resume participation immediately upon your subsequent return to an eligible class of employees.

PLAN CONTRIBUTIONS

5.   What types of contributions may be made to the Plan?

     PARTICIPANT CONTRIBUTIONS - consist of your Basic Contributions and your Voluntary Contributions.

               Basic Participant Contributions - You may contribute 1%, 2%, 3%, 4%, 5% or 6% of your monthly compensation. Contributions are made at your election by means of regular payroll deductions and will be deducted on a pre-tax basis.

               Voluntary Participant Contributions - If you have chosen 6% as your Basic Participant Contribution rate, you may elect to contribute an additional 1%, 2%, 3%, 4%, 5%, 6%, 7%, 8%, or 9% of your monthly pay on a pre-tax basis. Contributions are made at your election by means of regular payroll deductions and will be deducted on a pre-tax basis.

     EMPLOYER CONTRIBUTIONS - are in addition to any Participant Contributions you choose to make. They consist of Regular Employer Contributions, Profit Sharing Employer Contributions, and Additional Employer Contributions.

               Regular Employer Contributions - Your Employer will contribute on your behalf 50% of the amount of your Basic Participant Contributions. No Regular Employer Contributions will be made for any Voluntary Participant Contributions. Regular Employer Contributions will be credited to you on a pre-tax basis.

               Profit Sharing Employer Contributions - Your Employer may, but is not required to, make Profit Sharing Contributions to the Plan in such amounts as determined by the Employer.

               To date, no Profit Sharing Employer Contributions have been made.

               Additional Employer Contributions - As of the end of each Plan Year, your Employer may make an additional contribution to the Plan. This contribution is separate from the Regular Employer Contributions. Any Additional Employer Contributions will be allocated at your Employer's discretion to either:

                    - All Plan Participants as of the last day of the Plan Year, or

                    - To some or all Plan Participants, who are not Highly-Compensated Employees, as of the last day of the Plan Year.

               The amount of the contribution, as well as the group of participants who will receive it, will be determined by the Board of Directors of your Employer.

               To date, no Additional Employer Contributions have been made.

               Military Service - If you are on active duty with the United States Armed Forces or the Public Health Service and return to employment with the Employer within the time provided by law, you are permitted to make Participant Contributions for your period of service. In this event, you receive Regular Employer Contributions based upon the Basic Contributions you make for the period of military or Public Health service. After you return to employment, the make-up contributions must be made no later than the period of time equal to the shorter of three times your period of military or Public Health service or five years. The amount of the make-up contributions you may make is based upon your compensation at the time you commence military or Public Health service.

6.   Who is responsible for accounting to me for contributions made to the Plan?

     The Plan Administrator, is required to account for each participant's interest in the Plan. The Plan Administrator will provide you with a quarterly Statement of your Account showing your interest in the Plan and disclosing the different types of contributions which have been made to the Plan.

7.   What rules govern my Participant Contributions?

     You may elect to make Basic Participant Contributions and Voluntary Participant Contributions as outlined in Question 5. However, the maximum amount of pre-tax contributions you may make under this Plan and any other 401(k) plan during 1998 is $10,000. (This dollar amount will be adjusted to reflect cost of living increases in accordance with Federal regulations.)

     Your Participant Contributions will begin with the first payroll period which begins after you enter the Plan (see Question 4) and which is at least 10 days after the Plan Administrator receives your enrollment form. The enrollment form will remain in effect until amended or revoked. You may elect to change the amount of your existing deferral election for future payroll periods effective with the first payroll period beginning on or after the first day of each quarter of the Plan Year (January 1, April 1, July 1, and October 1), if the Plan Administrator has received an amended Enrollment form at least 10 days prior to such date. Your Employer will reduce your wages or salary by the amount of the Basic and Voluntary Participant Contributions you have chosen to make, and will contribute that amount to your Account under the Plan.

     Limits on Contributions - Department of Treasury regulations require that during each Plan Year all Participant Contributions and all Employer Contributions meet a mathematical test in order for the plan to maintain its tax status. This test compares the average contribution rate for the Highly Compensated Employees (with this amount indexed for inflation) to the average contribution rate for all non-Highly Compensated Employees eligible to participate in the Plan. A Highly Compensated Employee is generally an employee who has compensation from the Employer in excess of $80,000. The $80,000 amount is indexed to inflation and may annually increase.

     If at the end of the year, the average contributions of the Highly-Compensated Employees exceed the average contributions of the non-Highly Compensated Employees by too large of a factor (the exact amount is based on Treasury regulations and the average contribution of non-Highly Compensated Employees), Participant Contributions will be returned to Highly-Compensated Employees so the mathematical test may be met. You will be notified if you are a Highly-Compensated Employee who will be receiving a refund of a portion of your contribution.

     If you have made salary reduction contributions to one or more other 401(k) plans and your total contributions for a year exceed the annual dollar limit on 401(k) contributions, and you wish to correct your over-contribution by having all or part of your salary reduction contributions to this Plan returned to you, you must notify the Plan Administrator no later than March 1 of the following year. The Plan Administrator will distribute the excess amount plus earnings to you by April 15.

     Employee contributions will be accounted for separately from Employer contributions. Any earnings on such contributions are not taxed until distributed to you or your beneficiary.

8.   What rules govern Employer Profit Sharing Contributions?

     Your Employer may, but is not required to, make Profit Sharing Contributions from net profits to the Plan during each Plan Year. The amount of these contributions will be determined by your Employer each year.

     Your Employer has not elected to make any Employer Profit Sharing Contributions to date.

     Employer Contributions, including Employer Matching Contributions, are subject to maximum limitations which are set forth in the Plan.

9.   What are the requirements to receive a Profit Sharing Employer
     Contribution?

     In each Plan Year in which your Employer makes a Profit Sharing Employer Contribution, you will be entitled to a share of such contribution if you are employed on the last day of that Plan Year. You will not be entitled to a share in the Profit Sharing Employer Contribution if you ceased to be an employee for any reason during the Plan Year.

10.  How will my share of Profit Sharing Employer Contributions be determined?

     If you are eligible, your Account will be allocated a share of the Profit Sharing Employer Contribution in proportion to the ratio of your compensation to the total compensation of all eligible participants for the Plan Year. For example, if your compensation was $10,000 and the total compensation of all eligible participants for that Plan Year was $100,000, your share of a $15,000 Employer Profit Sharing Contribution would be $1,500 ($10,000/$100,000 x $15,000). Compensation for this purpose means all earnings (up to $150,000) including Participant Contributions for the Plan Year. The $150,000 amount increases with inflation.

11.  What rules govern Additional Employer Contributions?

     In any Plan Year in which the Plan fails to meet the special nondiscrimination rules of the Internal Revenue Code for 401(k) plans, the Employer may choose to make a special Additional Employer Contribution in order to avoid the reduction or return of Participant contributions to certain Highly Compensated Employees, as described in Question 7.

     In addition, if the Plan is a "top heavy" plan under the Internal Revenue Code, certain participants (called non-Key Employees) are entitled to a minimum contribution of the lesser of 3% of compensation or the largest percentage of Employer contributions allocated to a Key Employee, even if they fail to complete 1,000 Hours of Service in a Plan Year. You must, however, be employed on the last day of that Plan Year to be entitled to such a minimum contribution. The Plan Administrator will inform you if the Plan is "top-heavy." If, however, you are entitled only to the minimum contribution as a non-Key Employee, your Account will be allocated the minimum amount due based solely on your compensation.

12.  What are the requirements to receive an Additional Employer Contribution?

     Additional Employer Contributions will be allocated to either:

          -    All Plan Participants as of the last day of the Plan Year or

          - Some or all Plan Participants, who are not Highly-Compensated Employees, as of the last day of the Plan Year

     The amount of the contribution, as well as the group of participants who will receive it, will be determined by the Board of Directors of your Employer.

13.  How will my share of Additional Employer Contributions be determined?

     The amount allocated to you will either be in proportion to the ratio of the amount of Basic Participant Contributions you have made to the Plan for the Plan Year to the total Basic Participant Contribution made during the Plan Year by all eligible Plan Participants or in the ratio of your compensation to the total compensation of all eligible participants. Additional Employer Contributions may also be allocated to accounts of Non-Highly Compensated Employees in any manner to enable the Plan to satisfy the non-discrimination tests described in Questions 11. The method of allocation will be determined by the Board of Directors of your Employer.

14. Am I entitled to receive all Employer Contributions allocated to my Account at the time of distribution?

     You are entitled to receive only that portion of your Employer Contribution Account in which you are vested. An amount that is vested means you have a legal right - a nonforfeitable interest - to that percentage of your Account at the time of distribution.

     You will always be fully vested in the value of your Participant and Additional Employer Contributions (including earnings).

     You will become fully vested in the value of any Regular Employer and Profit Sharing Contributions (including earnings) that have been allocated to you:

                    -    On your Normal Retirement Age

                    -    Upon becoming totally disabled

                    - Upon your completion of 5 Years of Service with your Employer

                    -    If you die before your employment is ended

                    -    If this Plan is terminated

     Before you become fully vested, your vested interest will be a percentage of the value of the Regular Employer and Profit Sharing Contributions (including earnings) that have been allocated to you. Your vested interest will be based on your Years of Service. The following schedule is used to determine your vested interest:

     Years of Service                             Vested Interest

     Less than 1 year                                    0%
     At least 1 year but less than 2 years              20%
     At least 2 years but less than 3 years             40%
     At least 3 years but less than 4 years             60%
     At least 4 years but less than 5 years             80%
     5 years or more                                   100%

     Your number of Years of Service equals your Months of Service divided by twelve. You are credited with a Month of Service for each calendar month in which you have an hour of service with the Employer, a subsidiary of the Employer or any of the following companies which have been acquired by the
     Employer: Pawnee Industries, Inc.; Portage Industries Corporation; Hamelin Industries, Inc.; Preferred Technical Group, Inc.; and Plains Plastic, Inc. You are also credited with a month of service for each calendar month you serve on active duty in the United States Armed Forces or Public Health Service, provided you return to the employment of Employer within the period required by law.


DISTRIBUTION OF BENEFIT

15.  When am I entitled to receive a distribution?

     You, or your beneficiary, are entitled to receive a distribution of your interest in the Plan when any one of the following events occurs:

                    1) termination of employment for any reason, including retirement;

               2)   death;

               3)   disability;

                    4) termination of the Plan (if no successor Plan is adopted); or

                    5) the Employer's sale of the business in which you are employed, to an unrelated company;

               6)   attainment of age 59 1/2.

     You will be eligible for disability benefits if you suffer a mental or physical condition which renders you incapable of continuing your usual and customary duties with the Employer. Whether you are disabled will be determined by a physician selected by the Administrator.

     You may also withdraw your Participant Contributions to meet certain immediate and heavy financial needs, or upon attaining age 59 1/2. Immediate and heavy financial needs include uninsured medical expenses, college tuition or the purchase of a principal residence (see Section 22).

16.  When will a benefit distribution occur?

     In the event a distribution is required because of your retirement after Normal Retirement Age, death, disability or other severance of employment, benefit distributions will begin no later than 60 days after the date on which such event occurs.

     Your Normal Retirement Date is the first day of the month after you reach age 65. If you continue to be employed after your Normal Retirement Date, you will continue to be eligible to make Participant Contributions and to share in the allocation of Employer Contributions. Distribution of your Account will be deferred until you actually retire.

     If your vested interest in the Plan is less than $5,000, your Employer may require you to take your distribution as a lump sum at the time.

     If your vested interest in the Plan is $5,000 or more at the time you terminate employment, you may elect to defer commencement of the distribution of your benefits to a later date you designate. This date may not be later than April 1 following the close of the taxable year in which you attain age 70 1/2. After your employment terminates, you should submit a completed termination form to the Plan Administrator to receive your benefits.

17.  May I assign or pledge my interest in the Plan?

     No. However, your interest in the Plan may be subject to claims under a "qualified domestic relations order" issued by a court granting another person a right to receive all or part of your Plan Account in connection with your support, alimony, or property division obligations to your spouse, former spouse, children or other dependents.

18. Who is entitled to receive my Account if I die before distributions commence?

     If you are married at the time of your death, your Account will be distributed to your surviving spouse, unless your spouse has previously consented in writing before a Plan representative or notary public to payment of the death benefit to another beneficiary you have named. If you are unmarried at the time of your death, the death benefit will be distributed to your named beneficiary.

     If you do not have a spouse or a named beneficiary living at the time of your death, the death benefit will be distributed to the personal representative of your estate.

19.  What forms of distribution are available from the Plan?

     If you are a married participant when distributions are to commence, your benefit will be distributed in the form of a joint and survivor annuity, unless you elect otherwise and your spouse consents to such election in writing before a Plan representative or a notary public.

     Your written consent to a form of distribution other than the annuity option is required when the value of your Account exceeds $5,000. You, and your spouse if you are married, may elect any of the following forms of payment:

               LUMP SUM

               You may elect to receive your money in a lump sum cash payment.

               MONTHLY INCOME

               You may elect to have your money used to purchase any one of the monthly annuities described below.

                         Joint and Survivor Annuity - This form of annuity will
               provide monthly payments to you for as long as you live with a death benefit payable to your surviving spouse upon your death. Your surviving spouse is the spouse to whom you are married at the time this annuity is purchased. The death benefit provides for the continuation of a percentage of your monthly payment to your surviving spouse. You elect the percentage to be continued, it can be 50%, 75% or 100%. These monthly payments to your surviving spouse will start as of the first day of the month following your death and stop upon your surviving spouse's death. No death benefits are payable should your spouse die prior to you.

                         Longer Life Annuity - This form of annuity will provide
               monthly payments to you as long as you live with a death benefit payable to your beneficiary upon your death. The death benefit provides for the continuation of a percentage (100% or less) of your monthly payment to your beneficiary. You must choose the beneficiary and the percentage to be continued at the time this annuity is purchased and these choices cannot be changed at a later time. The monthly payments to your beneficiary will start as of the first day of the month following your death and will stop upon your beneficiary's death. No death benefit is payable should your beneficiary die prior to you.

                         Life Annuity - This form of annuity will provide
               monthly payments to you for as long as you live with payments stopping upon your death. There is no death benefit payable under this form of annuity.

                         Full Cash Refund Annuity - This form of annuity will
               provide monthly payments to you for as you live with a death benefit payable to your beneficiary upon your death. The death benefit provides for the payment of a lump sum dollar amount equal to the difference between the amount used to purchase the annuity and the total amount received as monthly annuity payments.

                         No death benefit will be paid unless the total amount
               received as annuity payments is equal to or greater than the amount used to purchase the annuity. You must choose your beneficiary at the time this annuity is purchased. This form of annuity allows you to change your beneficiary at any time.

                         Life Annuity with Guaranteed Number of Monthly Payments
               - This form of annuity will provide monthly payments to you for as long as you live with the guarantee that a specified minimum number of monthly payments will be made. You have the choice of 60, 120 or 180 guaranteed monthly payments. Should you die before the guaranteed number of payments have been made, the payments will continue to your beneficiary until the total of the guaranteed payments chosen by you have been made to you and your beneficiary. You must choose your beneficiary and the number of payments you wish to have guaranteed at the time this annuity is purchased. This form of annuity allows you to change your beneficiary at any time, but you cannot change the number of guaranteed payments

                         Annuity Certain - This form of annuity provides for
               monthly payments to you for a specified period of time. Unlike the other forms available, it is not paid for your lifetime. You may choose to receive monthly payments for a period of 60, 120 or 180 months. Payments will stop at the end of the period chosen by you, even if you are still living. Should you die before the end of the payment period, pay-ments will continue to your beneficiary for the remainder of the period. You must choose your beneficiary and the period of payment at the time this annuity is purchased. This form of annuity allows you to change your beneficiary at any time, but you cannot change the payment period.

                         In determining if you wish to receive an annuity, you
               may obtain an estimate of the amount of monthly benefit. To obtain an estimate, you should make a written request to the Plan Administrator a few months before you retire. The Plan Administrator will respond to your request within 30 days. The Plan Administrator need comply with only one such request.

INVESTMENT OF PLAN ASSETS

20.  How are Employer and Employee contributions invested?

     Contributions can be invested in various mutual funds offered by the Trustee. You are provided detailed information regarding the funds. Contributions may also be invested in common stock of the Employer. You select the manner in which your Participant Contributions are invested. Employer Contributions made on your behalf are invested in the same manner as your Participant Contributions. You may also have money transferred from one fund to another.

     You may direct the Trustee as to the voting of shares of Employer common stock allocated to your accounts. If there is a tender offer for all of the Employer's common stock, you may also direct the Trustee to offer Employer stock allocated to your accounts for sale in connection with the offer.

     If you do not direct the Trustee regarding the voting or tendering of shares allocated to your accounts, such shares are voted or tendered in the same manner as the shares allocated the accounts of other participants, for which the Trustee receives direction, are voted or tendered. For example, if the Trustee receives direction from Plan participants to vote seventy-five percent of their shares for and twenty-five percent of their shares against a particular issue, and you do not provide instructions regarding shares allocated to your account, the Trustee will vote seventy-five percent of the shares allocated to your account for and twenty-five percent of the shares allocated to your accounts against the issue. The Trustee will, to the extent possible, purchase shares for the Plan on the open market.

WITHDRAWALS AND LOANS

21. May I withdraw my voluntary, after tax contributions I made under the Pawnee Industries, Inc. 401(k) Thrift Plan?

     You may withdraw voluntary, after tax contributions made under the Pawnee Industries, Inc. 401(k) Thrift Plan. You may only make two withdrawals in a twelve month period.

22. Are any of my Participant Contributions or Regular Contributions available to me prior to retiring, terminating service, becoming disabled, or dying?

     You may withdraw your Participant Contributions and Regular Contributions plus earnings (attributable to contributions made at least two years before the withdrawal) only if you have an immediate and heavy financial need. The Internal Revenue Service defines the following as immediate and heavy financial needs:

                    1)   the cost of purchasing a principal residence

                    2) medical and dental expenses incurred for you or any of your dependents

                    3) the cost of tuition for post-secondary education for you or your dependents

                    4) expenses associated with preventing your eviction from your principal residence or foreclosure on the mortgage of your principal residence

                    5) funeral expenses you incur on account of the death of a member of your immediate family

     You must certify to the Plan Administrator that this financial hardship cannot be satisfied by other resources which may be reasonably available to you, your spouse or minor children. You may also only make a hardship withdrawal after you have withdrawn all after tax, voluntary contributions made under the Pawnee Industries, Inc. 401(k) Plan (see question 21) and have taken all loans available to you under the Plan.

     In addition, you may request that the Plan Administrator permit a withdrawal of your vested accounts after you have attained age 59 1/2 even if your employment has not been terminated. Such withdrawals must be consented to in writing by your spouse if you are married. If you elect a hardship withdrawal, you may not make additional contributions for at least 12 months.

23.  Are loans available to participants under this Plan?

     You may request a loan from the Plan. Should you wish to receive a loan, you must complete and file with the Plan Administrator a loan request application. In requesting a loan, you should be aware that:

                    - The loan request application must indicate the amount and term of the loan. Please note however, that the term of the loan cannot be less than one year or more than five years unless the loan is to be used for the purchase of a primary residence, in which case the term of the loan may be up to 20 years.

                    - You must have the consent of the Plan Administrator to receive a loan.

                    -    The maximum loan amounts are:

                              1. You can borrow up to half of your vested Account balance.

                              2. If your Account balance is over $100,000, you can borrow up to $50,000.

                         -    No loan will be granted for less than $1,000.

                              - You will be required to sign a promissory note for the loan in a form acceptable to the Plan Administrator.

                              -    You may not have more than one loan
                    outstanding at any time. A request for a loan, prior to the complete repayment of a previous loan, will not be granted. In addition, a loan may not be renewed.

                              - The interest rate to be charged for each loan will be the Bank of America's prime rate plus 1%.

                              - All loan repayments will be made by means of regular payroll deductions. However, if your employment is interrupted due to your disability or a period of temporary leave without pay, loan repayments may be made in monthly cash payments.

                              - If your employment ends, or if you fail to make a loan repayment when due, the entire unpaid amount of the loan plus accrued and unpaid interest will immediately be due and payable in a lump sum payment. The Plan Administrator will provide you with a written notice of the lump sum payment requirement at least 30 days prior to the due date. Should you fail to make the lump sum payment on the due date, the amount of any distribution which would have otherwise been available to you shall be reduced by the amount of the unpaid principal and accrued but unpaid interest. Under no circumstances may a loan be prepaid by means of a lump sum payment without the written consent of the Plan Administrator.

ADDITIONAL INFORMATION

24.  May changes be made to the Plan?

     Your Employer intends to continue the Plan indefinitely. However, your Employer specifically reserves the right to amend or even to terminate the Plan if it becomes necessary or desirable to do so. In the event the Plan is changed, your vested benefit accrued to the effective date of such change may not be reduced. Upon termination of the Plan, you will become fully vested in your Account and your benefits will be distributed to you from the Trust in one of the forms previously discussed.

25.  Are there other limitations on my rights under the Plan?

     The Plan does not give any person the right to be retained as an employee of the Employer. It creates only those rights specifically provided in the Plan.

26.  Are my benefits guaranteed by the Pension Benefit Guaranty Corporation
     (PBGC)?

     This Plan is a defined contribution plan, and as such, benefits under the Plan are not insured by the Pension Benefit Guaranty Corporation. The retirement benefit you receive will depend on the investment performance of your Account.

27.  As a participant in the Plan, do I have any rights?

     As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

                    1. Examine without charge, at the Plan Administrator's office, all Plan documents, including insurance contracts and copies or all documents, filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

                    2. Obtain copies of all Plan documents, and other Plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies.

                    3. Receive a summary of the Plan's annual financial report. The Plan Administrator is required under ERISA to furnish each participant with a copy of this summary annual report.

                    4. Obtain a statement telling you whether you have a right to receive a benefit at the Normal Retirement Age and if so, what your benefits would be at such date if you stopped working under the Plan now. If you do not have a right to a benefit, the statement will tell you how many more years you have to work to get such a right. This statement must be requested in writing and is not required to be given more than once a year. The Plan must provide the statement free of charge.

     In addition to creating rights for Plan participants, ERISA imposes duties upon the individuals who are responsible for the operation of the Plan. These individuals called "fiduciaries" of the Plan, have a duty to act prudently in your interest and that of the other Plan participants and beneficiaries. No one, including your Employer, may terminate you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim.

     Under ERISA, there are steps you can take to enforce the above rights. The following examples will show you action that you may take.

          - First, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond control of the Plan Administrator.

          - Second, if you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

          - Third, if it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a Federal court. The court will decide who would pay court and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

     If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor Management Services Administration, Department of Labor.

28.  How do you make a claim for benefits under the Plan?

     Apply for benefits to the Administrator. You need to complete all necessary forms and supply needed information, such as the address where you will receive your distribution.

     Your claim is reviewed and a decision made within ninety days. In some cases the decision may be delayed for an additional ninety days. If so, you will be notified in writing.

     If you make a claim and all or part of it is refused, you are notified in writing. You are told (1) why your claim was refused, (2) the specific provisions of the Plan governing the decision, (3) what additional information is needed, if any, and (4) what steps you should take to have your claim reviewed.

     If your claim is refused, you have sixty days after you receive written notice of refusal to make a written appeal to your Administrator. You or your representative may also review Plan documents and submit issues and comments in writing.

     A decision is made on your appeal within sixty days. In some cases the decision may be delayed for an additional sixty days. If so, you are notified in writing.